To the Shareholders and Trustees of
SteinRoe Variable Investment Trust

In planning and performing our audits of the financial statements of Stein Roe Balanced Fund, Variable Series; Stein Roe Growth Stock Fund,
Variable Series; Stein Roe Money Market Fund, Variable Series; and Stein Roe Mortgage Securities Fund, Variable Series (the "Funds") for the year ended December 31, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial